Exhibit 10.8

1999 COMERICA INCORPORATED
AMENDED AND RESTATED
COMMON STOCK DEFERRED INCENTIVE AWARD PLAN
(AMENDED AND RESTATED EFFECTIVE DECEMBER 31, 2022)

1999 COMERICA INCORPORATED
AMENDED AND RESTATED
COMMON STOCK DEFERRED INCENTIVE AWARD PLAN

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H. Power to Interpret	21
I. Compliance & Severability	21
J. Claims Procedures	22
K. Effective Date	22

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ARTICLE I
PURPOSE AND INTENT
The 1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Award Plan (the "Plan") enables Participants to defer receipt of all or a portion of their Incentive Award to provide additional income for them subsequent to their retirement, Disability or termination of employment. It is the intention of the Corporation that the Plan be a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.
ARTICLE II
DEFINITIONS
The following words and phrases, wherever capitalized shall have the following meanings respectively:
A."Account(s)". means the book reserve account established by the Plan Administrator for each Participant under Article IV(A) hereof.
B."Aggregated Plan" means all agreements, methods, programs, and other arrangements sponsored by the Corporation that would be aggregated with this Plan under Section 1.409A-1(c) of the Regulations.
C."Beneficiary(ies)" means the person(s), natural or corporate, in whatever capacity, designated by a Participant pursuant to this Plan, or the person otherwise deemed to constitute the Participant's beneficiary under Article V(B)(2) hereof, to receive a distribution hereunder on account of the Participant's death.
D."Board" means the Board of Directors of the Corporation.
E."Change in Control" shall have the meaning set forth in Exhibit A to this Plan.
F."Code" means the Internal Revenue Code of 1986, as amended.

G."Comerica Stock" means shares of common stock of the Corporation, $5.00 par value.
H."Comerica Stock Fund" means the investment option established under the Plan in which Incentive Award Deferrals under the Plan shall be deemed invested in units whose value is tied to the market value of shares of Comerica Stock.
I."Committee" means the Governance, Compensation and Nominating Committee of the Board, or such other committee appointed by the Board to administer the Plan.
J."Corporation" means Comerica Incorporated, a Delaware corporation, and any successor entity.
K."Disabled" or "Disability" means a physical or mental condition, the occurrence of which shall entitle a Participant to the receipt of benefits under a long-term disability plan of the Corporation or an Employer in which such individual is eligible to participate.
L."Employer" means the Corporation and each subsidiary corporation, and any successor entity thereto.
M."ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
N."Incentive Award" means (i) a business unit incentive or (ii) an incentive award granted to Participants pursuant to the Management Incentive Plan which qualifies as Section 409A Performance Based Compensation and which is related to the Corporation's performance, including, but not limited to, awards earned with respect to one-year and three-year Performance Periods. Notwithstanding the preceding sentence, only business unit incentives that are (i) awarded to Participants holding a position of at least Paygrade BE1 (or its equivalent), (ii) eligible for distribution no more frequently than annually and (iii) eligible for distribution at or about the same time as incentive awards under the Management Incentive Plan, will be deemed to constitute Incentive Awards. Furthermore, the term "Incentive Award" shall not include (i) business unit incentives granted under any warrant compensation plan, (ii)

additional incentive payments earned under any business unit incentive plan after December 31, 2022, or (iii) discretionary awards granted pursuant to the terms of the Comerica Incorporated Incentive Deferral Plan.
O."Incentive Award Deferral(s)" means the amount of an Incentive Award deferred pursuant to a timely filed Irrevocable Election Form and, where the context requires, shall also include earnings on such amounts.
P."Irrevocable Election Form" means the written or electronic form used by an eligible individual or a Participant to make deferral elections pursuant to Article III(A) of this Plan, as provided by the Corporation, and as revised from time to time.
Q."Management Incentive Plan" means the Amended and Restated Comerica Incorporated Management Incentive Plan, as amended from time to time.
R."Participant" means an employee whose Irrevocable Election Form has been timely received by the Corporation pursuant to Article III(A) hereof, or an employee who has a deferral election currently in effect, an employee or former employee with an Account balance under the Plan.
S."Performance Period" means, with respect to Incentive Awards, the period specified by the Committee, which period shall not be less than twelve (12) months, during which Participants can earn such Incentive Awards.
T."Plan" means the 1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Award Plan, the provisions of which are set forth herein, as they may be amended from time to time.
U."Plan Administrator(s)" means the individual(s) appointed by the Committee to handle the day-to-day administration of the Plan.
V."Regulations" means the Treasury Regulations promulgated under the Code.

W."Retirement" means, for purposes of this Plan, the earlier of (i) the date on which the Participant attains at least age fifty-five (55) and has completed five (5) years of service or (ii) the date on which the Participant attains age sixty-five (65).
X."Section 409A Performance Based Compensation" means any Incentive Award that qualifies as "performance based compensation" within the meaning of Regulations Section 1.409A-1(e). Notwithstanding any other provision herein, no Incentive Award will be deemed to constitute Section 409A Performance Based Compensation if the performance conditions that serve as the basis for the Incentive Award are substantially certain to be satisfied at the time such performance conditions are established.
Y."Separation from Service" means a reasonably anticipated permanent reduction in the level of bona fide services performed by the Participant for the Employer to 20% or less of the average level of bona fide services performed by the Participant for the Employer (whether as an employee or an independent contractor) in the immediately preceding thirty-six (36) months (or the full period of service to the Employer if the Participant has been providing services to the Employer for less than thirty-six (36) months). The determination of whether a Separation from Service has occurred shall be made by the Committee in accordance with the provisions of Code Section 409A and the Regulations promulgated thereunder.
Z."Specified Employee" means a key employee, as defined in Code Section 416(i), without regard to paragraph (5) thereof, of an Employer, as contemplated in Code Section 409A and the Regulations promulgated thereunder.
AA."Trust" means one or more rabbi trusts, as may be established by the Corporation in connection with this Plan. Such rabbi trusts shall be irrevocable and shall conform with the requirements of Revenue Procedure 92-64 (and subsequent guidance issued thereto).
BB.    "Trustee" means the entity selected by the Corporation as trustee of the Trust, if any.

CC.    "Unforeseeable Emergency" means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant; loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The determination of whether a Participant has suffered a financial hardship as a result of an Unforeseeable Emergency shall be made by the Committee in accordance with the provisions of Code Section 409A and the Regulations promulgated thereunder.
ARTICLE III
ELECTION TO PARTICIPATE IN THE PLAN
A.Completion of Irrevocable Election Form. An individual who has been notified by the Committee of his or her eligibility to participate in the Plan and who wishes to become a Participant in the Plan must submit an Irrevocable Election Form in accordance with Sections (B) and (D) below within the time frame permitted by the Plan Administrator, which will in no event be later than, with respect to Incentive Awards that do not qualify as Section 409A Performance Based Compensation, the last business date preceding the first day of the Performance Period during which the Incentive Award may be earned and, with respect to Incentive Awards that qualify as Section 409A Performance Based Compensation, six (6) months prior to the end of the Performance Period during which the Incentive Award may be earned. An eligible individual will be deemed to have made an election under this Plan on the date that the Corporation receives the Irrevocable Election Form. An eligible individual must timely file an Irrevocable Election Form with respect to each Performance Period in which he or she wishes to defer an Incentive Award. Notwithstanding anything in this Article III to the contrary, the Committee, in its sole discretion, may impose limitations on the percentage or dollar amount of any election to defer an Incentive Award hereunder.
B.Contents of Irrevocable Election Form. Each Irrevocable Election Form shall: (i) designate the amount of the Incentive Award to be deferred in whole percentages or in whole dollars, to the extent permitted by the Plan Administrator, (ii) request that the Employer defer payment of the Incentive Award to the Participant until the Participant's Separation from Service, (iii) state how the Participant wishes to receive payment of the Incentive Award Deferrals at Retirement (e.g., in a lump sum or installments), (iv) state that the Incentive Award Deferrals will be deemed to be invested in Comerica Stock, and (v) contain other provisions the Committee deems appropriate.
C.Effect of Submitting an Irrevocable Election Form. Upon submission of his or her Irrevocable Election Form, the eligible individual or Participant shall be (i) bound by the provisions of the Plan and by the provisions of any agreement governing the Trust; (ii) bound by the provisions of the Irrevocable Election Form; and (iii) deemed to have assumed the risks of deferral, including, without limitation, the risk of poor investment performance, the risk that the Corporation may become insolvent and the risk that Incentive Award Deferrals (and earnings thereon) may be subject to penalties and interest as a result of noncompliance with Code Section 409A as described in Article VII(D) of this Plan.
D.Special Rules Applicable to Irrevocable Election Forms and Deferral of Incentive Awards.
1.Deferral Election to be Made Before the Incentive Award is Earned. Incentive Awards may only be deferred to the extent that they have not yet been earned by a Participant.
2.Deferral Elections for Performance-Based Incentive Awards. An eligible individual may elect to defer an Incentive Award that qualifies as Section 409A Performance Based Compensation in accordance with Article III(A) above; provided that the Participant performs services for the Employer continuously from the later of (i) the beginning of the Performance Period or (ii) the date the performance criteria for the applicable Incentive Award are established, through the date that such election is made; and provided further that no election to defer an Incentive Award may be made after such Incentive Award has become "readily ascertainable" for purposes of Code Section 409A.
3.Deferral Elections Upon Initial Participation. Notwithstanding the preceding sentence, an eligible individual may file an Irrevocable Election Form with the Corporation within thirty (30) days after the date such individual first becomes eligible to participate in the Plan with respect to a percentage of the Incentive Award represented by a fraction, the numerator of which is the number of days remaining in the Performance Period after the election is made and the denominator of which is the total number of days in the Performance Period.
4.Irrevocability of Deferral Election. Except to the extent expressly provided under the Plan or permitted under Code Section 409A and the Regulations promulgated thereunder, the provisions of the Irrevocable Election Form relating to an election to defer the Incentive Award and the selection of the time and manner of payment of the Incentive Award Deferrals shall be irrevocable as of the last date on which such Irrevocable Election Form may be submitted in accordance with Article III(A).
E.Subsequent Elections. A Participant is not permitted to make a subsequent election with respect to the timing or form of payment of any Compensation deferred under this Plan pursuant to an Irrevocable Election Form that has become irrevocable in accordance with Article III(D)(4) above.

ARTICLE IV
DEFERRED INCENTIVE AWARD ACCOUNTS
AND INVESTMENT OF DEFERRED INCENTIVE AWARD
A.Deferred Incentive Award Accounts. The Plan Administrator shall establish a book reserve account in the name of each Participant. As soon as is administratively feasible following the date the Incentive Award subject to an Irrevocable Election Form would otherwise be paid to the Participant, the Plan Administrator shall credit the amount of the Incentive Award being deferred to the Participant's Account.
B.Earnings and Charges on Accounts. At the time a Participant submits an Irrevocable Election Form, and from time to time thereafter at intervals to be determined by the Plan Administrator, the balance of each Participant's Account, and any earnings and dividends thereon shall be deemed invested in Comerica Stock.
The Corporation shall be under no obligation to acquire any Comerica Stock to fund this Plan, and any investment actually made by the Corporation with Incentive Award Deferrals will be acquired solely in the name of the Corporation, and will remain the sole property of the Corporation, except to the extent held in a Trust.
From time to time, at intervals to be determined by the Committee, but not less than once annually, each Participant's Account shall be credited with earnings or charged with losses resulting from the deemed investment of the Incentive Award Deferrals credited to the Account as though the Incentive Award Deferrals had been hypothetically invested in Comerica Stock, and shall be charged with any distributions, any federal and state income tax withholdings, any social security tax as may be required by law and by any further amounts, including administrative fees and expenses, the Employer is either required to withhold or determines are appropriate charges to such Participant's Account.

C.Contribution of Incentive Award Deferrals to Trust. In the sole discretion of the Corporation, all or any portion of the Incentive Award Deferrals credited to any Participant's Account may be contributed to a Trust established by the Corporation in connection with the Plan. No Participant or Beneficiary shall have the right to direct or require that the Corporation contribute the Participant's Incentive Award Deferrals to the Trust. Any Incentive Award Deferrals so contributed shall be held, invested and administered to provide benefits under the Plan except as otherwise required in the agreement governing the Trust.
D.Insulation from Liability. The Corporation agrees to indemnify and to defend, to the fullest extent permitted by law, any person serving as a member of the Committee or as the Plan Administrator (including any employee or former employee who formerly so served) who is, or is threatened to be made, a named defendant or respondent in a proceeding because of such person’s status as a member of the Committee or the Plan Administrator against any costs (including reasonable attorneys' fees) or liability, unless attributable to such individual's own fraud or willful misconduct.
E.Ownership of Incentive Award Deferrals. Title to and beneficial ownership of any assets, of whatever nature, which may be credited to any Account shall at all times remain with the Corporation, and no Participant or Beneficiary shall have any property interest whatsoever in any specific assets of the Corporation by reason of the establishment of the Plan nor shall the rights of any Participant or Beneficiary to payments under the Plan be increased by reason of the Corporation's contribution of Incentive Award Deferrals to the Trust. The rights of each Participant and Beneficiary hereunder shall be limited to enforcing the unfunded, unsecured promise of the Corporation to pay benefits under the Plan, and the status of any Participant or Beneficiary shall be that of an unsecured general creditor of the Corporation. Participants and Beneficiaries shall not be deemed to be parties to any trust agreement the Corporation enters into with the Trustee.

F.Adjustment of Accounts Upon Changes In Capitalization. In the event the number of outstanding shares of Comerica Stock changes as a result of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split-up, spin-off, liquidation or other similar change in capitalization, or any distribution made to common stockholders other than cash dividends, the number or kind of shares of Comerica Stock in which Accounts are deemed to be invested shall be automatically adjusted, and the Plan Administrator shall be authorized to make such other equitable adjustment of any Account, so that the value of the Account shall not be decreased by reason of the occurrence of such event. Any such adjustment shall be conclusive and binding.
ARTICLE V
DISTRIBUTION OF INCENTIVE AWARD DEFERRALS
A.In General. The Incentive Award Deferrals shall be paid to the Participant or to the Participant's Beneficiary as follows:
1.Separation from Service Following Retirement. If the Participant's Separation from Service occurs on or after the date on which the Participant qualifies for Retirement, the Corporation shall distribute, or commence to distribute, (or instruct the Trustee to distribute or to commence to distribute) within ninety (90) days following such Participant's Separation from Service, the balance of the Participant's Account in Comerica Stock to the Participant or, if applicable, the Participant's Beneficiary in any manner described below that is specified in the applicable Irrevocable Election Form: (i) a single lump sum; (ii) five (5) annual installments; (iii) ten (10) annual installments; or (iv) fifteen (15) annual installments. Notwithstanding the preceding sentence, in the case of a Specified Employee, distributions will be delayed until the first business date that is six (6) months after the date of such Specified Employee's Separation from Service (or, if earlier, the date of death of the Specified Employee).

Installment payments shall be calculated by multiplying the Participant's Account balance on the date of determination by a fraction, the numerator of which is one (1) and the denominator of which is the number of years over which the benefits will be paid, as specified in the applicable Irrevocable Election Form, less the number of years elapsed in such period on the date of the determination. The value of the Participant's Account shall be determined based upon the closing price of the Common Stock on the trading day immediately prior to the distribution of the installment payment or Account balance.
2.Death Prior to Commencement of Distribution or Separation from Service Prior to Retirement. If a Participant (i) dies prior to the commencement of any distribution of his or her Account or (ii) has a Separation from Service prior to the date on which he or she qualifies for Retirement (unless such Separation from Service is due to the Participant's Disability), then notwithstanding the manner specified in the applicable Irrevocable Election Form, the Corporation shall distribute (or direct the Trustee to distribute) the balance of the Participant's Account in Comerica Stock to the Participant or, if applicable, to the Participant's Beneficiary in a single lump sum distribution within ninety (90) days following the date of the Participant's death or Separation from Service, whichever is applicable. Notwithstanding the preceding sentence, in the case of a Specified Employee, payment will be delayed until the first business date that is six (6) months after the date of such Specified Employee's Separation from Service (or, if earlier, the date of such Specified Employee's death).
3.Disability Prior to Retirement. If the Participant's Separation from Service occurs prior to the date on which he or she qualifies for Retirement and is due to the Participant's Disability, the Corporation shall distribute, or commence to distribute (or instruct the Trustee to distribute, or to commence to distribute) within ninety (90) days following such Separation from Service, the balance of the Participant's Account, in Comerica Stock to the Participant or, if applicable, to the Participant's legal representative, in such manner as is specified in the applicable Irrevocable Election Form. Notwithstanding the preceding sentence, in the case of a Specified Employee, distribution will be delayed until the first business date that is six (6) months after the date of such Specified Employee's Separation from Service (or, if earlier, the date of death of the Specified Employee).
4.Death of Participant Prior to End of Installment Distribution Period. If the Participant dies after the commencement of installments hereunder but prior to the distribution of his or her entire Account, then notwithstanding the manner of distribution specified in the applicable Irrevocable Election Form, the Corporation shall distribute (or direct the Trustee to distribute) the balance of the Participant's Account in Comerica Stock to the Participant's Beneficiary in a single lump sum distribution within ninety (90) days following the date of the Participant's death.
5.Effect of Unforeseeable Emergency. In the event of an Unforeseeable Emergency involving a Participant, the Committee may, in its sole discretion:
a.direct a single distribution of Comerica Stock to the Participant from the Participant's Account, within ninety (90) days following such Unforeseeable Emergency, with a value not to exceed the amount reasonably necessary to cover the emergency, plus amounts necessary to pay any Federal, state, local or foreign income taxes anticipated as a result of the distribution. However, no distribution will be made on account of an Unforeseeable Emergency to the extent that such emergency is or may be relieved (i) through reimbursement or compensation from insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under Article V(A)(5)(b). The determination of the amount reasonably necessary to cover the emergency must take into account additional compensation that is available by cancellation of a deferral election pursuant to Article V(A)(5)(b); and/or
b.cancel a future deferral election with respect to the amount necessary, in the judgment of the Committee, to alleviate the financial hardship occasioned by the Unforeseeable Emergency.
Any Participant desiring a distribution on account of an Unforeseeable Emergency, shall submit to the Committee a written request that sets forth in reasonable detail the Unforeseeable Emergency that would cause the Participant severe financial hardship, and the amount the Participant believes to be necessary to alleviate the financial hardship. If a Participant receives a hardship distribution under this Article V(A)(5) and/or under the Comerica Incorporated Preferred Savings Plan, the Irrevocable Election Form submitted hereunder by or on behalf of the Participant shall be automatically cancelled. Any Participant who receives a hardship distribution or whose deferral election is cancelled hereunder shall not again be eligible to submit a deferral election until the next enrollment period after the calendar year in which the hardship distribution is made or the Irrevocable Election Form is cancelled.
6.Distributions of Small Amounts. If, at the time an installment distribution of a Participant's Account is scheduled to commence, the fair market value of such Account does not exceed $5,000, then notwithstanding an election by the Participant to receive distribution of such Account in installments, the balance of such Account shall be distributed to the Participant in a lump sum distribution on or about the date the first installment is scheduled to be made.
7.Change in Control. If a Participant incurs a Separation from Service within sixty (60) days following a Change in Control, then, notwithstanding the time and manner of distribution specified in the applicable Irrevocable Election Form, the Corporation shall distribute (or direct the Trustee to distribute) the balance of the

Participant's Account, in cash, to the Participant or, if applicable, to the Participant's Beneficiary or legal representative, in a single lump sum distribution within the ninety (90)-day period following the date of such Separation from Service. Notwithstanding the foregoing, if the Participant is a Specified Employee on the date of his or her Separation from Service, the balance of the Participant's Account shall be distributed, in cash, in a single lump sum distribution on the first business date that is six months after the date of such Participant's Separation from Service (or, if earlier, the date of such Participant's death).
8.Distribution in the Event of Income Inclusion Under Code Section 409A. If any portion of a Participant's Account is required to be included in income by the Participant prior to receipt due to a failure of this Plan or any Aggregated Plan to comply with the requirements of Code Section 409A and the Regulations, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of: (i) the portion of his or her Account required to be included in income as a result of the failure of the Plan or any Aggregated Plan to comply with the requirements of Code Section 409A and the Regulations, or (ii) the balance of the Participant's Account.

9.Distribution Necessary to Satisfy Applicable Tax Withholding. If an Employer is required to withhold amounts to pay the Participant’s portion of the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) or 3121(v)(2) with respect to amounts that are or will be paid to the Participant under the Plan before they otherwise would be paid, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of: (i) the amount in the Participant's Account or (ii) the aggregate of the FICA taxes imposed and the income tax withholding related to such amount.
10.Delay in Payments Subject to Code Section 162(m). In the event the Corporation reasonably anticipates that if the payment of benefits as specified hereunder would result in the loss of the Corporation's Federal income tax deduction with respect to such payment due to the application of Code Section 162(m), the Committee may delay the payment of all such benefits under this Article V until (i) the first taxable year in which the Corporation reasonably anticipates, or should reasonably anticipate, that if the payment were made during such year, the deduction of such payment would not be barred by application of Code Section 162(m) or (ii) during the period beginning with the date of the Participant's Separation from Service (or, for Specified Employees, the first business date that is six (6) months after the date of the Participant's Separation from Service) and ending on the later of (A) the last day of the taxable year of the Corporation which includes such date or (B) the 15th day of the third month following the date of the Participant's Separation from Service (or, for Specified Employees, the first business date that is six (6) months after the date of the Participant's Separation from Service).
11.Delay for Payments in Violation of Federal Securities Laws or Other Applicable Law. In the event the Corporation reasonably anticipates that the payment of benefits as specified hereunder would violate Federal securities laws or other applicable law, the Committee may delay the payment under this Article V until the earliest date at which the Corporation reasonably anticipates that making of such payment would not cause such violation.
12.Delay for Insolvency or Compelling Business Reasons. In the event the Corporation determines that the making of any payment of benefits on the date specified hereunder would jeopardize the ability of the Corporation to continue as a going concern, the Committee may delay the payment of benefits under this Article V until the first calendar year in which the Corporation notifies the Committee that the payment of benefits would not have such effect.
13.Administrative Delay in Payment. The payment of benefits hereunder shall begin at the date specified in accordance with the provisions of the foregoing paragraphs of this Article V; provided that, in the case of administrative necessity, the payment of such benefits may be delayed up to the later of the last day of the calendar year in which payment would otherwise be made or the 15th day of the third calendar month following the date on which payment would otherwise be made. Further, if, as a result of events beyond the control of the Participant (or following the Participant's death, the Participant's Beneficiary), it is not administratively practicable for the Plan Administrator to calculate the amount of benefits due to Participant as of the date on which payment would otherwise be made, the payment may be delayed until the first calendar year in which calculation of the amount is administratively practicable.
14.No Participant Election. Notwithstanding the foregoing provisions, if the period during which payment of benefits hereunder will be made occurs, or will occur, in two calendar years, the Participant shall not be permitted to elect the calendar year in which the payment shall be made.
B.Designation of Beneficiary. A Participant shall deliver to the Corporation a written or electronic designation of Beneficiary(ies) under the Plan, which designation may be amended or revoked from time to time, without notice to, or consent of, any previously designated Beneficiary.
1.Beneficiary Designation Must be Filed Prior to Participant's Death. No designation of Beneficiary, and no amendment or revocation thereof, shall become effective if delivered to the Corporation after such Participant's death, unless the Committee shall determine such designation, amendment or revocation to be valid.
2.Absence of Beneficiary. In the absence of an effective designation of Beneficiary, or if no Beneficiary designated shall survive the Participant, then the balance of the Participant's Account shall be paid to the Participant's estate.
ARTICLE VI
AMENDMENT OR TERMINATION
A.Amendment of Plan. This Plan may be amended at any time in the sole discretion of the Committee or the Board, by written resolution, to the extent that such amendment complies with applicable laws including Code Section 409A and the Regulations promulgated thereunder. No such amendment shall affect the time of distribution of any Incentive Awards earned prior to the effective date of such amendment except as the Committee or the Board may determine to be necessary to carry out the purpose of the Plan. In addition, no such amendment shall make the Trust revocable.
B.Termination of Plan. The Plan may be terminated at any time in the sole discretion of the Committee or the Board by a written instrument executed by its members. Following the termination of the Plan, the Participants' Accounts may be liquidated in accordance with one of the following:
1.the termination and liquidation of the Plan within twelve (12) months of a complete dissolution of the Corporation taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A); provided that the amounts deferred under this Plan are included in the Participants' gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan is terminated; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable;
2.the termination and liquidation of the Plan pursuant to irrevocable action taken by the Committee or the Corporation within the thirty (30) days preceding or the twelve (12) months following a Change in Control; provided that all Aggregated Plans are terminated and liquidated with respect to each Participant that experienced the Change in Control, so that under the terms of the termination and liquidation, all such Participants are required to receive all amounts of deferred compensation under this Plan and any other Aggregated Plans within twelve (12) months of the date the Committee or the Corporation irrevocably takes all necessary action to terminate and liquidate this Plan and the Committee or the Corporation, as the case may be, takes all necessary action to terminate and liquidate such other Aggregated Plans; or
3.the termination and liquidation of the Plan, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the Corporation's financial health; (2) the Committee or the Corporation, as the case may be, terminates and liquidates all Aggregated Plans; (3) no payments in liquidation of this Plan are made within twelve (12) months of the date the Committee or the Corporation irrevocably takes all necessary action to terminate and liquidate this Plan, other than payments that would be payable under the terms of this Plan if the action to terminate and liquidate this Plan had not occurred; (4) all payments are made within twenty four (24) months of the date on which the Committee or the Corporation irrevocably takes all action necessary to terminate and liquidate this Plan; and (5) the Corporation does not adopt a new

Aggregated Plan at any time within three (3) years following the date on which the Committee or the Corporation irrevocably takes all action necessary to terminate and liquidate the Plan.
ARTICLE VII
AUDITING OF ACCOUNTS AND STATEMENTS TO PARTICIPANTS
A.Auditing of Accounts. The Plan shall be audited from time to time as directed by the Committee by auditors selected by the Committee.
B.Statements to Participants. Statements will be provided to Participants under the Plan on at least an annual basis.
C.Fees and Expenses of Administration. Accounts of Participants shall be charged for fees of the Trustee and expenses of administration of the Plan.
D.Noncompliance. If this Plan fails to meet the requirements of, or fails to be operated in accordance with, Code Section 409A and the Regulations promulgated thereunder, Incentive Awards deferred for a Participant under this Plan and any Aggregated Plan (and all earnings thereon) with respect to such Participant are includible in the Participant's gross income for the taxable year in which they were earned to the extent they are not subject to a "substantial risk of forfeiture" and not previously included in such Participant's gross income. The amount of tax owed by the Participant shall be increased by the amount of interest at the underpayment rate, plus 1%. A 20% excise tax on the amount required to be included in the Participant's income will also be assessed. The Corporation intends for the Plan to be operated in accordance with all applicable laws, but in the event that the Plan fails to meet the requirements or fails to be operated in accordance with applicable laws, the Corporation will not be responsible for any assessment of income tax, late fee, and/or excise tax. Such amounts will solely be the responsibility of each affected Participant.

ARTICLE VIII
MISCELLANEOUS PROVISIONS
A.Vesting of Accounts. Each Participant shall be fully vested in his or her Account.
B.Prohibition Against Assignment. Benefits payable to Participants and their Beneficiaries under the Plan may not be anticipated, assigned (either at law or in equity), alienated, sold, transferred, pledged or encumbered in any manner, nor may they be subjected to attachment, garnishment, levy, execution or other legal or equitable process for the debts, contracts, liabilities, engagements or acts of any Participant or Beneficiary. It will not, however, be deemed a violation of this Article VIII(B) to comply with a domestic relations order, pursuant to procedures established by the Committee.
C.No Employment Contract. Nothing in the Plan is intended to be construed, or shall be construed, as constituting an employment contract between the Employer and any Participant nor shall any Plan provision affect the Employer's right to discharge any Participant for any reason or for no reason.
D.Successors Bound. An Irrevocable Election Form submitted by or on behalf of a Participant shall be binding upon and inure to the benefit of the Corporation, its successors and assigns, and to the Participant and to the Participant's Beneficiaries, heirs, executors, administrators and other legal representatives.
E.Prohibition Against Loans. The Participant may not borrow any Incentive Award Deferrals from the Corporation (or the Trust) nor utilize his or her Account as security for any loan from the Employer.
F.Administration By Committee. Responsibility for administration of the Plan shall be vested in the Committee. To the extent permitted by law, the Committee may delegate any authority it possesses to the Plan Administrator(s). This includes the power and authority to comply with the withholding and reporting requirements of Code Section 409A and the

Regulations promulgated thereunder. To the extent the Committee has delegated authority concerning a matter to the Plan Administrator(s), any reference in the Plan to the "Committee" insofar as it pertains to such matter, shall refer likewise to the Plan Administrator(s).
G.Governing Law and Rules of Construction. This Plan shall be governed in all respects, whether as to construction, validity or otherwise, by applicable federal law and, to the extent that federal law is inapplicable, by the laws of the State of Delaware and also in accordance with Code Section 409A and the Regulations promulgated thereunder. It is the intention of the Corporation that the Plan established hereunder be "unfunded" for income tax purposes and for purposes of Title I of ERISA, and the provisions hereof shall be construed in a manner to carry out that intention.
H.Power to Interpret. This Plan shall be interpreted and effectuated to comply with the applicable requirements of ERISA, the Code and other applicable tax law principles; and all such applicable requirements are hereby incorporated herein by reference. Subject to the above, the Committee shall have the sole and absolute discretion to construe and interpret this Plan, including but not limited to all provisions of this Plan relating to eligibility for benefits and the amount, manner and time of payment of benefits, any such construction and interpretation by the Committee and any action taken thereon in good faith by the Plan Administrator(s) to be final and conclusive upon any affected party. The Committee shall also have the sole and absolute discretion to correct any defect, supply any omission, or reconcile any inconsistency in such manner and to such extent as the Committee shall deem proper to carry out and put into effect this Plan; and any construction made or other action taken by the Committee pursuant to this Article VIII(H) shall be binding upon such other party and may be relied upon by such other party.
I.Compliance and Severability. It is the Corporation's intent to comply with all applicable tax and other laws, including Code Section 409A and the Regulations promulgated thereunder, so that all rights under the Plan will be limited as necessary in the judgment of the

Committee to conform therewith. Therefore, consistent with the effectuation of the purposes hereof, each provision of this Plan shall be treated as severable, to the end that, if any one or more provisions shall be adjudged or declared illegal, invalid or unenforceable, this Plan shall be interpreted, and shall remain in full force and effect, as though such provision or provisions had never been contained herein.
J.Claims Procedures. Any claim for benefits under the Plan, must be made pursuant to ERISA claims procedures, a copy of which is attached as Exhibit B.
K.Effective Date. The effective date of this amendment and restatement shall be December 31, 2022, except as otherwise expressly stated herein.

EXHIBIT A

CHANGE OF CONTROL
A.    For the purpose of this Plan, a "Change of Control" shall mean:
1.    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided, however, that for purposes of this subsection 1, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection A.3. of this Exhibit A; or
2.    Individuals who, as of the date hereof, constitute the Corporation's Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result
Exhibit A - 1

of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
3.    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Corporation's assets (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the company resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a
Exhibit A - 2

majority of the members of the board of directors of the company resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
4.    Approval by the Corporation's stockholders of a complete liquidation or dissolution of the Corporation.
B.    With respect to any Award subject to Section 409A of the Code, and for purposes of Section B of Article VI, the definition of "Change of Control" shall mean:
1.    any one person, or more than one person acting as a group, acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation;
2.    any one person, or more than one person acting as a group, acquires (or has acquired during any twelve (12) month period) ownership of stock of the Corporation possessing 30% or more of the total voting power of the stock of the Corporation;
3.    a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
4.    any one person, or more than one person acting as a group, acquires (or has acquired during any twelve (12) month period) assets from the Corporation that have a total gross fair market value equal to or more than 40% of the total gross
Exhibit A - 3

fair market value of all of the assets of the Corporation immediately before such acquisition or acquisitions.
The determination of whether a Change of Control has occurred under this Section B of Exhibit A shall be made by the Committee in accordance with the provisions of Code Section 409A and the Regulations promulgated thereunder.
Exhibit A - 4

EXHIBIT B
CLAIM REVIEW PROCEDURES
Claim for Benefits. In the event that a Participant or Beneficiary is denied a claim for benefits under this Plan, the Plan Administrator will, within a reasonable period of time, but not later than ninety (90) days after its receipt of the claim, provide the claimant a written statement, which shall be delivered or mailed to the claimant by certified or registered mail to his or her last known address, and which will contain the following:
(1)    the specific reason or reasons for the denial of benefits;
(2)    a specific reference to the pertinent provisions of the Plan upon which the denial is based;
(3)    a description of any additional material or information that is necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(4)    an explanation of the review procedures and the time limits applicable to such procedures, as provided below, including a statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974 following an adverse benefit determination on review.
In the event that the Plan Administrator determines that an extension is necessary due to matters beyond the control of the Plan, the Plan Administrator will provide the claimant with the written statement described above not later than one hundred eighty (180) days after receipt of the claimant’s claim, but, in that event, the Plan Administrator will furnish the claimant, within ninety (90) days after its receipt of the claim, written notification of the extension explaining the special circumstances requiring the extension and the date by which the Plan Administrator expects to render a decision.
Appeals. Within sixty (60) days after receipt of a notice of a denial of benefits as provided above, if the claimant disagrees with the denial of benefits, the claimant or his or her
Exhibit B - 1

authorized representative may request, in writing, that the Plan Administrator review his or her claim and may request to appear before the Plan Administrator for the review. The claimant will be given the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. The claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, as provided in Department of Labor regulations. In conducting its review, the Plan Administrator will consider all comments, documents, records, and other information relating to the claim submitted by the claimant or his or her authorized representative, whether or not such information was submitted or considered in the initial benefit determination.
Within a reasonable period of time, but not later than sixty (60) days after receipt by the Plan Administrator of a written application for review of his or her claim, the Plan Administrator will notify the claimant of its decision on review by delivery or by certified or registered mail to his or her last known address; provided, however, in the event that special circumstances require an extension of time for processing such application, the Plan Administrator will so notify the claimant of its decision not later than one hundred twenty (120) days after receipt of such application, but, in that event, the Plan Administrator will furnish the claimant, within sixty (60) days after its receipt of such application, written notification of the extension explaining the special circumstances requiring the extension and the date that it is anticipated that its decision will be furnished. The decision of the Plan Administrator will be in writing and will include the specific reasons for the decision presented in a manner calculated to be understood by the claimant and will contain reference to all relevant Plan provisions on which the decision was based, as well as a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and a statement of the claimant’s right to bring an
Exhibit B - 2

action under Section 502(a) of the Employee Retirement Income Security Act of 1974. The decision of the Plan Administrator will be final and conclusive.
Exhibit B - 3